Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 13, 2012, Nationstar Mortgage LLC entered into an asset purchase agreement (as amended and restated on June 28, 2012, the “ResCap Purchase Agreement”) with Residential Capital, LLC and its related entities (collectively, “ResCap”) in connection with ResCap’s proposed asset sale under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), referred herein as the “Transaction.” ResCap is an indirect subsidiary of Ally Financial Inc.

Under the ResCap Purchase Agreement, we agreed to purchase ResCap’s mortgage servicing assets. As of March 31, 2012, ResCap serviced mortgage loans with an unpaid principal balance (“UPB”) of $371 billion, composed of mortgage servicing rights (“MSRS”) related to approximately $196 billion UPB of loans and subservicing contracts related to approximately $174 billion UPB of loans, and had approximately $1.8 billion of related servicing advance receivables. We have also agreed to acquire ResCap’s mortgage origination and servicing platforms and certain other assets and liabilities. The aggregate cash purchase price for the purchased assets would be approximately $2.4 billion, based on financial information as of March 31, 2012. We expect to enter into approximately $1.5 billion of advance financing facilities to fund the servicing advance receivables.

In connection with the proposed Transaction, ResCap has filed petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Case”), and the Transaction will be consummated pursuant to the provisions of the Bankruptcy Code. Consummation of the Transaction is subject to, among other things, (i) competitive bidding pursuant to such sale procedures approved by the Bankruptcy Case on June 28, 2012, (ii) certain licensing and regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) certain customary closing conditions and termination rights. In connection with the entry into the ResCap Purchase Agreement, we made an earnest money cash deposit of $72 million, which will be applied towards the purchase price upon closing of the Transaction. In addition, if the ResCap Purchase Agreement is terminated as a result of the Bankruptcy Court’s approval of a competing bid, ResCap will be required to pay us a $24 million break-up fee in cash (a portion of which will be payable to Newcastle). Subject to the auction process and satisfaction of the foregoing conditions, we expect the Transaction to close in late 2012 or early 2013.

The following unaudited pro forma combined financial information has been prepared to illustrate the pro forma effect on our financial statements of the proposed Transaction, this offering, the issuance of senior unsecured notes in April 2012, and material asset purchases after March 31, 2012 to the date of this offering.

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to our consolidated financial statements incorporated by reference in this offering circular and the consolidated financial statements of ResCap included elsewhere in this offering circular. The unaudited pro forma combined balance sheet gives effect to the Transaction, this offering, the senior unsecured notes issuance in April 2012, and material asset purchases after March 31, 2012 to the date of this offering as if they had each occurred on March 31, 2012. The unaudited pro forma combined statements of operations give effect to the Transaction, this offering, the senior unsecured notes issuance in April 2012 and material asset purchases after March 31, 2012 as if they had occurred on January 1, 2011.

Pro forma adjustments include:

•	the consummation of the Transaction;

•

the exclusion of historical assets and liabilities of ResCap not acquired or assumed as part of the Transaction, which primarily includes ResCap’s legacy business in run-off or in process of strategic dispositions, deconsolidation of variable interest entities (“VIEs”) and derivatives assets and liabilities;

•

changes in the values of certain assets and liabilities to reflect preliminary estimates of fair values at the date of closing of the Transaction and the changes in amortization and valuation of assets and liabilities resulting there from;

•	changes in interest expense resulting from changes in existing debt terms and additional financing made in connection with the Transaction, including amortization of estimated debt financing costs;

•	the impact from senior unsecured notes issued in April 2012;

•	the acquisition of assets from Aurora Bank FSB and Aurora Loan Services LLC (collectively, “Aurora”) that closed after March 31, 2012, but before the date of this offering;

•	this offering; and

•	the tax effect of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the aforementioned transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial and Other Data,” as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Narrative and Analysis of the Results of Operations,” the audited consolidated financial statements and related footnotes thereto as incorporated by reference and the unaudited interim consolidated financial statements and related footnotes thereto as incorporated by reference. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma combined financial information.

The Transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with GAAP. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this offering circular and management assumptions. The final allocation of the purchase price is dependent on, among other things, the finalization of the preliminary asset and liability valuations and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transaction will depend on a number of factors, including the actual balance of ResCap’s net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

NATIONSTAR MORTGAGE LLC

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

(Dollars in thousands)

	Historical NationStar Mortgage, LLC 1	Historical Residential Capital, LLC 2	Elimination of Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Assets
Cash and cash equivalents	$355,994	$652,704	$(652,704)	$(253,806)	4a, b	$(102,188)	5b	$—
Restricted cash	108,854	397,494	(397,494)	17,065	4b	—		125,919
Accounts receivable	521,615	3,157,256	(1,303,700)	1,724,369	4b	(159,328)	5a	3,940,212
Mortgage loans held for sale	378,561	1,917,826	(1,917,826)	—		—		378,561
Mortgage loans held for investment, subject to nonrecourse debt	241,239	663,404	(663,404)	—		—		241,239
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	315,733	(315,733)	—		—		—
Derivative financial instruments	—	3,621,448	(3,621,448)	—		—		—
Reverse mortgage interests	148,365	—	—	—		—		148,365
Receivables from affiliates	13,148	37,045	(37,045)	—		—		13,148
Mortgage servicing rights	266,169	1,254,497	—	271,542	4b	(400,984)	5a	1,391,224
Property and equipment, net	25,106	42,979	(1,276)	10,300	4b	—		77,109
REO, net	5,720	63,987	(63,987)	—		—		5,720
Other assets	113,991	3,551,198	(3,544,740)	24,998	4a, b	46,987	5a, b	192,434

Total assets	$2,178,762	$15,675,571	$(12,519,357)	$1,794,468		$(615,513)		$6,513,931

Liaibilities and members’ equity
Notes payable	$767,754	$5,205,349	$(5,205,349)	$1,287,973	4b	$1,510,351	5b	$3,566,078
Unsecured senior notes	280,568	673,300	(673,300)	275,000	4a	100,000	5b	655,568
Payables and accrued liabilities	259,445	4,640,724	(4,550,878)	54,993	4b	332,465	5b	736,749
Derivative financial instruments	7,240	3,928,437	(3,928,437)	—		—		7,240
Mortgage servicing liabilities	17,102	—	—	—		—		17,102
Nonrecourse debt—Legacy	109,794	495,371	(495,371)	—		—		109,794
ABS nonrecourse debt	—	333,047	(333,047)	—		—		—
Excess spread financing (at FV)	47,324	—	—	176,502	4b	450,000	5b	673,826
Participating interest financing	114,322	—	—	—		—		114,322

Total liabilities	1,603,549	15,276,228	(15,186,382)	1,794,468		2,392,816		5,880,679

Members’ units	575,213	399,343	2,667,025	—		(3,008,329)		633,252

Total members’ equity	575,213	399,343	2,667,025	—		(3,008,329)	5c	633,252

Total liabilities and members’ equity	$2,178,762	$15,675,571	$(12,519,357)	$1,794,468		$(615,513)		$6,513,931

See accompanying notes to unaudited pro forma combined balance sheet.

NATIONSTAR MORTGAGE LLC

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1)	Represents the historical consolidated balance sheet of Nationstar Mortgage LLC.

(2)	Represents the historical consolidated balance sheet of ResCap, as reclassified to conform with our financial statement presentation. These reclassification adjustments did not result in any changes to total assets or total liabilities at March 31, 2012.

(3)	Reflects the elimination of assets and liabilities of ResCap that we are not acquiring or assuming, which primarily includes derivative assets and liabilities, variable interests that caused ResCap to consolidate certain variable interest entities and those entities’ assets and liabilities, legacy finance receivables (reclassed as mortgage loans held-for-sale in the pro forma balance sheet) and related financing and international and commercial operations.

(4)	Material transactions:

a.	Reflects the issuance of unregistered senior unsecured notes in April 2012 for $275.0 million at a rate of 9.625% per annum. Net proceeds after deducting offering expenses of $6.2m, included in other assets, were $268.8 million.

b.	In June 2012, we acquired mortgage servicing rights to a total UPB of approximately $63.7 billion, $1.724 billion of servicing advance receivables and certain other assets from Aurora for $1.96 billion. We funded $176.5 million of the MSR purchase price with the proceeds of a co-investment (the “Aurora Excess MSR Agreement”) by Newcastle Investment Corp. (“Newcastle”). We are an affiliate of Newcastle’s Manager. Pursuant to the Aurora Excess MSR Agreement, we sold to Newcastle the right to receive approximately 65% of the excess servicing fees generated from the MSRs after receipt of a fixed basic servicing fee (“Excess MSRs”). The effect has been reflected within the March 31, 2012 pro forma balance sheet, as the asset purchase has a material impact on our balance sheet. The allocation of purchase price amongst the purchased assets and assumed liabilities is based on relative fair value of individual assets acquired and liabilities assumed, and is summarized below (in thousands):

Mortgage servicing rights	$271,542
Accounts receivable	1,724,369
Property and equipment, net	10,300
Other assets	3,861
Payables and accrued liabilities	(54,993)

Purchase price	1,955,079
Financing related items:
Notes payable	(1,287,973)
Excess spread financing	(176,502)
Restricted cash held in escrow	17,065
Facility fees	14,937

Our net cash investment	$522,606

Restricted cash held in escrow and facility fees above are cash outflows related to our notes payable.

(5)	Pro forma adjustments:

a.	Represents the purchase accounting adjustments for ResCap based on a preliminary allocation of the estimated purchase price to identifiable assets and liabilities acquired based on a preliminary valuation. The preliminary allocation is summarized below (in thousands):

Mortgage servicing rights(i)	$853,513
Accounts receivable(ii)	1,694,228
Property and equipment(ii)	41,703
Other assets(ii)(iii)	34,058
Payables and accrued liabilities(ii)	(89,846)
Deferred tax liability(iv)	(47,519)

Net assets acquired	2,486,137
Estimated purchase price	2,424,497

Goodwill (bargain purchase gain)	$(61,639)

(i)	Mortgage servicing rights have been fair valued using methodology consistent to what we use for valuing our existing mortgage servicing rights.

(ii)	Accounts receivable include a discount to the historical amounts as an estimate of fair value. Property and equipment, other assets and payables and accrued liabilities have been carried over at historical cost, net of accumulated amortization and depreciation, as an initial estimate of fair value.

(iii)	The preliminary fair value of intangible assets (included in other assets) includes platform software with a historical book value of zero and an estimated fair value of $27.6 million. The intangible assets have been determined to be finite-lived and will be amortized on a straight line basis over an average useful life of five years.

(iv)	Represents the deferred tax impact on the Transaction calculated using the statutory rate of 37.6% applied to the bargain purchase gain and the stepped up basis in intangible assets. Deferred tax liabilities are included within payables and accrued liabilities in the balance sheet.

As part of the Transaction, we are required to purchase mortgage loans that are intended to be included in a pool to be sold to or guaranteed by the Government National Mortgage Association (“Ginnie Mae”), the total UPB not to exceed $75.0 million. As of March 31, 2012, ResCap did not have any such mortgage loans and no pro forma adjustments have been made in respect of this item.

The final allocation of the purchase price will be determined after the consummation of the Transaction and is dependent on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed on the closing date of the Transaction. Adjustments resulting from the final allocation of purchase price may be material.

b.	We have commitments for financing arrangements as follows and expect to utilize the following amounts at consummation of the Transaction (in thousands):

	Principal	Expected Utilization
Committed financing:
Advance financing facilities	$1,575,000	$1,510,351
Excess spread financing(i)	450,000	450,000
This offering(ii)	100,000	100,000

Total committed financing	$2,125,000	$2,060,351

(i)	We have entered into an agreement with Newcastle, whereby we will sell the right to receive up to approximately 65% of the excess servicing fees from mortgage servicing rights after receipt of a fixed basic servicing fee (“ResCap Excess MSR Agreement”), for $450.0 million. This transaction will be treated as a financing arrangement.

(ii)	We expect to issue $100.0 million of senior unsecured notes at an interest rate of 9.625% per annum. Assumed net proceeds after deducting the initial purchasers’ discount and offering expenses is $97.8 million. We will use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios, including, but not limited to, the acquisition under the ResCap Purchase Agreement.

Included in the pro forma adjustment for other assets is estimated debt financing costs of $19.4 million related to the advance financing facilities and this offering. We expect to fund the Transaction with a combination of non-recourse securitization debt, warehouse financing, additional corporate indebtedness or issuance of equity by our parent, Nationstar Mortgage Holdings Inc. For pro forma balance sheet purposes, we assumed utilization of cash balances of $102.2 million and reflected the additional funding required of $284.9 million as part of the adjustment to payables and accrued liabilities. The pro forma adjustment to payables and accrued liabilities includes this additional funding plus the deferred tax liabilities of $47.5 million discussed above.

c.	The net adjustments to total equity as a result of the Transaction represents the estimated transaction expenses of $3.6 million and the bargain purchase gain of $61.6 million recognized in income immediately.

NATIONSTAR MORTGAGE LLC

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(Dollars in thousands)

	Historical NationStar Mortgage, LLC 1	Historical Residential Capital, LLC 2	Elimination of Revenues and Expenses Associated with Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Revenues:
Service fee income	$233,411	$513,318	$(456,210)	$—		$426,047	5a	$716,566
Other fee income	35,187	132,747	(56,012)	—		—		111,922

Total fee income	268,598	646,065	(512,222)	—		426,047		828,488
Gain on mortgage loans held for sale	109,136	222,159	(98,199)	—		—		233,096

Total revenues	377,734	868,224	(610,421)	—		426,047		1,061,584

Expenses and impairments:
Salaries wages and benefits	202,290	319,602	(8,681)	—		—		513,211
General and administrative	82,183	1,093,699	(668,497)	—		5,520	5b	512,905
Provision for loan losses	3,537	24,021	(24,021)	—		—		3,537
Loss on foreclosed real estate	6,833	15,803	(16,062)	—		—		6,574
Occupancy	11,340	24,829	1,786	—		—		37,955

Total expenses and impairments	306,183	1,477,954	(715,475)	—		5,520		1,074,182

Other income (expense):
Interest income	66,802	386,046	(398,653)	—		—		54,195
Interest expense	(105,375)	(484,237)	253,259	(90,587)	4a, b	(3,867)	5c	(430,807)
Loss on interest rate swaps and caps	298	(11,956)	11,956	—		—		298
Fair value changes in ABS securitizations	(12,389)	(109,715)	109,715	—		—		(12,389)

Total other income (expense)	(50,664)	(219,862)	(23,723)	(90,587)		(3,867)		(388,703)

Income (loss) before taxes	20,887	(829,592)	81,331	(90,587)		416,660		(401,301)
Income tax expense	—	15,471	(14,200)	—		—	6	1,271

Net income (loss)	$20,887	$(845,063)	$95,531	$(90,587)		$416,660		$(402,572)

See accompanying notes to unaudited pro forma combined statement of operations.

NATIONSTAR MORTGAGE LLC

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012

(Dollars in thousands)

	Historical NationStar Mortgage, LLC 1	Historical Residential Capital, LLC 2	Elimination of Revenues and Expenses Associated with Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Revenues:
Service fee income	$83,950	$320,409	$(104,596)	$—		$(9,174)	5a	$290,589
Other fee income	7,253	40,794	(5,867)	—		—		42,180

Total fee income	91,203	361,203	(110,463)	—		(9,174)		332,769
Gain on mortgage loans held for sale	70,512	106,493	(4,508)	—		—		172,497

Total revenues	161,715	467,696	(114,971)	—		(9,174)		505,266

Expenses and impairments:
Salaries wages and benefits	61,665	103,233	(6,022)	—		—		158,876
General and administrative	29,112	198,715	(68,747)	—		1,380	5b	160,460
Provision for loan losses	753	(1,302)	1,302	—		—		753
Loss on foreclosed real estate	2,265	(4,488)	4,535	—		—		2,312
Occupancy	2,782	7,115	(687)	—		—		9,210

Total expenses and impairments	96,577	303,273	(69,619)	—		1,380		331,611

Other income (expense):
Interest income	13,441	93,578	(84,421)	—		—		22,598
Interest expense	(24,980)	(122,648)	64,957	(22,647)	4a, b	(558)	5c	(105,876)
Loss on interest rate swaps and caps	(268)	(369)	369	—		—		(268)
Fair value changes in ABS securitizations	—	(16,088)	16,088	—		—		—

Total other income (expense)	(11,807)	(45,527)	(3,007)	(22,647)		(558)		(83,546)

Income before taxes	53,331	118,896	(48,359)	(22,647)		(11,112)		90,109
Income tax expense	21,273	5,880	(3,900)	—		(21,273)	6	1,980

Net income	$32,058	$113,016	$(44,459)	$(22,647)		$10,161		$88,129

See accompanying notes to unaudited pro forma combined statement of operations.

NATIONSTAR MORTGAGE LLC

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1)	Represents the historical consolidated statement of operations of Nationstar Mortgage LLC.

(2)	Represents the historical statement of operations of ResCap, as reclassified to conform with our financial statement presentation. These reclassification adjustments did not result in any changes to net income (loss) for the year ended December 31, 2011 or the period ended March 31, 2012.

The following reclassifications have been made:

Year ended December 31, 2011

Historic ResCap Presentation		Reclassification to Nationstar Financial Statement Presentation
		Total Revenues	Total Expenses and Impairments	Total Other Income
Total net revenue	$632,559	$868,224	$(15,803)	$(219,862)
Provision for loan losses	(24,021)	—	(24,021)	—
Total noninterest expense	(1,438,130)	—	(1,438,130)	—

Quarter ended March 31, 2012

Historic ResCap Presentation		Reclassification to Nationstar Financial Statement Presentation
		Total Revenues	Total Expenses and Impairments	Total Other Income
Total net revenue	$426,657	$467,696	$4,488	$(45,527)
Provision for loan losses	1,302	—	1,302	—
Total noninterest expense	(309,063)	—	(309,063)	—

(3)	Reflects the elimination of direct revenue and expense arising from assets and liabilities of ResCap that we are not acquiring or assuming, which primarily includes change in fair value or realized gains (losses) from derivative assets and liabilities not acquired or assumed, variable interests that caused ResCap to consolidate certain variable interest entities and those entities’ revenue and expense , interest income and interest expense from legacy finance receivables (reclassed as mortgage loans held-for-sale in the pro forma balance sheet) and related financing and the results of operations from international and commercial operations.

Subservicing revenue earned from Ally Bank of $34.5 million and $11.7 million, for the year ended December 31, 2011 and three months ended March 31, 2012, respectively, have not been eliminated. Pursuant to the ResCap Purchase Agreement, Nationstar will continue to subservice for Ally Bank unless the related MSRs at Ally Bank are transferred to another party.

(4)	Material transactions:

a.	Reflects pro forma interest expense of $27.4 million and $6.8 million for the year ended December 31, 2011 and three months ended March 31, 2012, respectively, from the unregistered senior unsecured notes we issued in April 2012 for $275.0 million at a rate of 9.625% per annum.

b.

Reflects pro forma interest expense of $63.2 million and $15.8 million for the year ended December 31, 2011 and for the three months ended March 31, 2012, respectively, from borrowings of $1,288.0 million to finance the purchase of MSRs and other assets from Aurora. The purchase is financed by servicing advance facilities and the Aurora Excess MSR Agreement as described in note (4)b to the unaudited pro forma combined balance sheet. The servicing advance facilities carry interest rates between 2.7% and 9.2%, based on LIBOR as at June 30, 2012. The pro forma interest expense has been determined using an assumed interest rate of 4.9% which would have been the effective weighted variable rate in effect on June 30, 2012 including amortization of issue costs. Apart from these interest expense items for the servicing advance facilities, no other adjustments have been made for direct revenue and expense of the acquisition of the Aurora assets, and financing cost and fair value changes for the Aurora Excess MSR Agreement as historical information required to calculate these adjustments is not available.

(5)	Pro forma adjustments:

a.	Acquired mortgage servicing rights have been fair valued using methodologies and assumptions consistent to that which we use for valuing our existing mortgage servicing rights, and resulted in a reduction in the recorded value of mortgage servicing rights from the historical amounts recorded by ResCap. The difference results in corresponding pro forma adjustments to service fee income for the unfavorable change in fair value reported by ResCap for the year ended December 31, 2011 and for the favorable change in fair value reported for the three months ended March 31, 2012.

In addition, an adjustment to service fee income has been made to reflect the fair value movement in the ResCap Excess MSR Agreement expected to be entered into in respect of the Transaction as described in note (5) b. (i) to the unaudited pro forma combined balance sheet. The valuation of the ResCap Excess MSR Agreement at fair value through profit and loss is consistent to our existing methodologies. The ResCap historical interest expense has not been replaced with the Nationstar excess spread financing rates as historical information required to calculate these adjustments is not available.

b.	Represents the amortization (straight line over five years) of intangible assets recognized in conjunction with the Transaction of $5.5 million and $1.4 million for the year ended December 31, 2011 and for the three months ended March 31, 2012 respectively.

c.	Represents pro forma adjustments to replace historical ResCap interest expense with Nationstar’s rates to the extent that facilities have been committed as described in note (5) b. to the unaudited pro forma balance sheet (in thousands):

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
Advance financing facilities	$345	$484
This offering	(4,213)	(1,041)

Total financing	$(3,867)	$(558)

These adjustments have been calculated as follows:

•

The advance financing facilities carry interest rates between 3.2% and 3.7% based on LIBOR as at June 30, 2012. The pro forma interest expense has been determined using an assumed interest rate of 4.5% which would have been the effective weighted variable rate in effect on June 30, 2012 including amortization of issue costs.

•

This offering carries an interest rate of 9.625%. The pro forma interest expense has been calculated using an assumed interest rate of 9.9% which represents the effective rate including the amortization of issue costs.

Historical ResCap and the pro forma combined information for total expenses and impairments include corporate allocation expense of $68.1 million and $29.1 million for the year ended December 31, 2011 and three months ended March 31, 2012, respectively, from Ally and we have not included any pro forma adjustments for potential synergies expected from this Transaction.

(6)

On March 7, 2012 our parent entity, Nationstar Mortgage Holdings Inc., completed an initial public offering of 16.7 million shares of its common stock and, as a result of this event, our combined estimated federal and state statutory tax rate changed from 0% to 37.6%. The pro forma combined statements of operations reflect the ongoing impact of the initial public offering as if it had occurred on January 1, 2011 and the 37.6% combined estimated federal and state statutory rate has been applied from that date to our historical results, the historical ResCap results and to the pro forma adjustments. The availability of pro forma operating losses from the acquired ResCap operations and Aurora assets, net of financing costs, for the year ended

December 31, 2011 offset the pro forma impact of the change in statutory rate for Nationstar Mortgage LLC for the year and were also available to offset pro forma income tax for the three months ended March 31, 2012. The pro forma adjustments assume that the net operating loss carried forward from 2011 would have required a full valuation allowance at the end of each of the periods presented.